Exhibit 99.1

COOPER STANDARD REVENUE UP 40 PERCENT IN SECOND QUARTER

•	$180.4 million increase in sales over second quarter prior year

•	Four consecutive quarters of double-digit adjusted EBITDA margins

•	Total debt reduced to $473 million

NOVI, Mich., August 17, 2010 – Cooper-Standard Holdings Inc., the parent company of Cooper Standard Automotive Inc., today announced strong sales and earnings for the second quarter of 2010.

Cooper Standard reported sales for the second quarter of $628.4 million, an increase of 40 percent over the second quarter of 2009. The company posted year-to-date sales of $1.22 billion compared to $0.85 billion for the first half of 2009.

The company posted net income for the quarter of $637.8 million compared to a net loss of $349.3 million in the previous year. Both years were impacted by significant accounting adjustments. In the second quarter of 2010, the company benefited from one-time gains, including cancellation of debt income, resulting from its reorganization proceedings, and in the second quarter of 2009, the company recorded significant impairment charges relating to intangible assets.

Cooper Standard reported its fourth consecutive quarter of double-digit adjusted EBITDA margins. The company’s adjusted EBITDA for the second quarter of 2010 was $73.8 million, an increase of $42.1 million from the second quarter in 2009. Year-to-date, adjusted EBITDA increased to $147.5 million, up $100.4 million from the same period in the prior year.

“Cooper Standard’s improved cost structure, available liquidity and global footprint have positioned us for future success in a rapidly evolving automotive industry,” said Jim McElya, chairman and CEO, Cooper Standard.

Key Launches

During this quarter, Cooper Standard successfully launched production in all product groups across all regions including:

•	Audi (A1, Q7)

•	Chrysler (Jeep Grand Cherokee)

•	Ford (Fiesta)

•	General Motors (Cadillac CTS Coupe, Heavy Duty Silverado)

•	Peugeot (308 Sedan)

•	VW (Jetta, Polo, Sharan)

Non-GAAP Financial Measures

EBITDA and adjusted EBITDA are measures not recognized under Generally Accepted Accounting Principles (GAAP) which exclude certain non-cash and non-recurring items. A table reconciling net income to EBITDA and adjusted EBITDA for the second quarter of 2010 is presented below.

$ Millions	Three Months Ended June 30, 2010
Net Income	$637.8
Provision for income tax expense	33.6
Interest expense, net of interest income	36.2
Depreciation and amortization	23.4

EBITDA	$731.0
Reorganization and fresh-start accounting adjustments (1)	(683.0)
Restructuring (2)	6.0
Foreign exchange gains/losses (3)	10.8
Inventory write-up (4)	8.1
Stock-based compensation (5)	0.9

Adjusted EBITDA	$73.8

1	Reorganization and bankruptcy-related expenses, including professional fees.
2	Includes non-cash restructuring
3	Foreign exchange gains and losses on prepetition debt and various intercompany loans
4	Write-up of inventory to fair value at emergence date
5	Non-cash stock amortization expense and non-cash stock option expense

Management considers EBITDA and adjusted EBITDA as key indicators of the company’s operating performance. In addition, management believes EBITDA and adjusted EBITDA and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the company’s performance. Adjusted EBITDA is defined as net income (loss) plus provision for income tax expense (benefit), interest expense, net of interest income, depreciation and amortization of EBITDA, as adjusted for items that management does not consider to be reflective of the company’s core operating performance.

When analyzing the company’s operating performance, investors should use EBITDA and adjusted EBITDA in addition to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of the company’s performance. EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the company’s results of operations as reported under GAAP. Other companies may report EBITDA and adjusted EBITDA differently and therefore Cooper Standard’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA, it should be noted that in the future Cooper Standard may incur expenses similar to the adjustments in the above presentation. This presentation of adjusted EBITDA should not be construed as an inference that Cooper Standard’s future results will be unaffected by unusual or non-recurring items.

Conference Call Details

Cooper Standard will hold a conference call and webcast with investors Wednesday, August 18, 2010 at 9 a.m. EDT to discuss its second quarter results, provide a general business update and respond to investor questions.

A webcast will also be available via http://www.cooperstandard.com/investor_home.php or http://investor.shareholder.com/cooperstandard/eventdetail.cfm?eventid=84735.

To participate in a live question-and-answer session, U.S. and Canadian callers should dial toll-free (800) 949-4315 (international callers dial (678) 825-8315) and provide the conference ID 92241699 or ask to be connected to the Cooper Standard second quarter teleconference. Callers should dial in at least five minutes prior to the start of the call. Financial and automotive analysts are invited to ask questions after the presentations are made.

Individuals unable to participate during the live teleconference or webcast may visit the Investor Relations portion of the Cooper Standard website (http://www.cooperstandard.com/investor_home.php) for a webcast or podcast replay of the presentation.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include body sealing systems, fluid handling systems and anti-vibration systems. Cooper Standard employs approximately 16,000 people globally and operates in 18 countries around the world. For more information, please visit the company’s website at www.cooperstandard.com.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: the inability to compare the company’s financial condition or results historically due to fresh start accounting; the company’s emergence from bankruptcy will reduce or eliminate certain tax benefits; the company’s emergence from bankruptcy may adversely effect its operations going forward; uncertainty related to the company’s ability to generate sufficient cash to service indebtedness and meet dividend obligations; disruptions in financial markets may adversely impact availability and cost of consumer credit and impact volumes; the company’s dependence on the automotive industry; availability and cost of raw materials; the uncertainty of the company’s ability to meet significant increases in demand; the company’s dependence on certain major customers; competition in the industry; sovereign and other risks related to the company conducting operations outside the United States; the uncertainty of the company’s ability to achieve expected cost reduction savings; the company’s exposure to product liability and warranty claims; labor conditions; the company’s vulnerability to rising interest rates; the company’s ability to meet customers’ needs for new and improved products in a timely manner; the company’s ability to attract and retain key personnel; potential conflicts of interests between owners and the company; the company’s legal rights to its intellectual property portfolio; the company’s underfunded pension plans; environmental and other regulations; and the possibility that the company’s acquisition strategy will not be successful. There may be other factors that may cause the company’s actual results to differ materially from the forward-looking statement. Accordingly, there can be no assurance that Cooper Standard will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide a safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change and which Cooper Standard does not intend to update.

Contact for Analysts:

Glenn Dong, vice president and corporate treasurer, (248) 596-6031, investorrelations@cooperstandard.com

Contact for Media:

Sharon Wenzl, vice president, Corporate Communications, Cooper Standard, (248) 596-6211, sswenzl@cooperstandard.com

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